Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Catalyst Biosciences, Inc. on Form S-8 (Nos. 333-133881, 333-133882, 333-160331, 333-185888, 333-189143, 333-206523, 333-206526, 333-212345, 333-219301, 333-225902, and 333-239712), and Form S-3 (Nos. 333-228970 and 333-253874) of our report dated March 31, 2022, on our audits of the financial statements as of December 31, 2021 and 2020, and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 31, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 31, 2022